SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”), dated December 4, 2012, sets forth the mutual agreement of EZCORP, Inc., a Delaware corporation, for itself and its subsidiaries and affiliates (collectively, the “Company”), and William E. Fosse (“Executive”) regarding Executive’s separation from employment with EZCORP.

1.
Termination of Employment — The Company and Executive acknowledge that Executive’s employment with the Company, and his position as the Company’s President, U.S. Financial and Online Services, shall terminate effective December 14, 2012 (the “Termination Date”).

2.	Severance Payments —

(a)
As severance, the Company shall pay Executive an amount equal to the amount of salary that it would have paid to Executive had Executive remained an employee of the Company through December 14, 2013. Such amount shall be paid in the increments and at the times that such salary would have been paid and shall assume that Executive’s current rate of salary would have continued through December 14, 2013.

Notwithstanding the foregoing, if, before December 14, 2013, Executive obtains other full or part-time employment or engagement as a consultant, advisor or independent contractor, the Company shall only be obligated to pay Executive an amount equal to the excess, if any, of (i) the amount that it would have otherwise paid to Executive pursuant to this Paragraph 2(a), less (ii) the gross amount of compensation that Executive earns through such employment or engagement. Executive shall be required to notify the Company promptly upon obtaining such employment or engagement, and failure to do so shall constitute a breach of this agreement and shall entitle the Company to cease any and all payments hereunder and to recoup any payments previously made after the date on which Executive obtained such employment or engagement. Such amount shall be paid in equal installments at the times that Executive’s Company salary would have been paid and only if Executive furnishes the Company with evidence reasonably satisfactory to the Company of the compensation associated with such employment or engagement.
All payments pursuant to this Paragraph 2 shall be subject to applicable tax and other withholdings.
Notwithstanding any other provision of this Paragraph 2, no amounts shall be paid prior to the end of the revocation period described in Paragraph 15 below, and any amounts that would otherwise have been paid prior to the end of such revocation period shall be paid as soon as practicable after the end of such revocation period.
Executive agrees that the payments described in Paragraph 2(a) satisfy the Company’s obligations to pay severance or other compensation to Executive, including the obligations set forth in the Unanimous Written Consent of the Compensation Committee of EZCORP dated March 10, 2011, and acknowledges that such payments constitute adequate and sufficient consideration for the release described in Paragraph 5, as well as the other covenants and agreements made by Executive in this Agreement. Executive also acknowledges that, except as expressly set forth in this Agreement or in the Company’s stock or benefit plans, Executive is not entitled to receive from the Company the payment or distribution of any amounts of pay, bonus, benefits, cash, stock, stock options or other type of property.

3.	Treatment of Executive’s Benefits and Restricted Stock —

(a)
Executive understands and agrees that balances or vested balances he has in any Company benefit plan will be available to him consistent with applicable laws, regulations and the administrative provisions of the various plan documents.

(b)	The Company and Employee acknowledge that:

(i)
On October 1, 2010, Executive was granted 10,000 shares of restricted stock, 6,667 of which have vested and 3,333 shares of which will remain unvested as of the Termination Date and, pursuant to the terms of the applicable award agreement, will be forfeited as of that date;

(ii)
On March 28, 2011, Executive was granted 15,000 shares of restricted stock, 5,000 of which vested on March 28, 2012 and 10,000 shares of which will remain unvested as of the Termination Date and, pursuant to the terms of the applicable award agreement, will be forfeited as of that date; and

(iiI)
On October 3, 2011, Executive was granted 16,600 shares of restricted stock, 5,533 shares of which vested on October 3, 2012 and 11,067 shares of which will remain unvested as of the Termination Date and, pursuant to the terms of the applicable award agreement, will be forfeited as of that date.

4.
COBRA Benefits — Upon the termination of his employment with the Company, Executive will be eligible for continuation of certain medical benefits under COBRA, at his option and his expense, as provided by law.

5.
Complete Release — Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates, and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates (collectively, the “Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them. Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act and the Occupational Safety and Health Act. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, Executive and the Company agree that Executive is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Agreement is executed, any claim for benefits under the Company’s health and welfare or other benefit plans or any future claims based on the Company’s obligations and agreements set forth in this Agreement.

Executive further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand or adversarial proceeding of any kind involving the Company or any of the Released Parties that relates in any material way to his employment with the Company or that is based on facts about which Executive obtained personal knowledge while employed with the Company. Executive’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.

6.
Non-Admission of Liability — Executive and the Company understand and agree that they are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement neither Executive nor the Company admits any liability or wrongdoing.

7.
Return of Company Documents and Property — Executive agrees that, on the Termination Date or as soon as practicable thereafter, he will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other Company property in his possession or control. Executive agrees that he will not take any such documents or property from the control or premises of the Company and that if, at any time after the Termination Date, he should come into possession of any such documents or property, he will return such documents or property to the Company immediately.

8.
Proprietary Information, Non-Competition and Non-Solicitation — The parties acknowledge that, pursuant to the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, effective October 4, 2010, between Executive and the Company, Executive is subject to various obligations regarding (a) the protection and non-disclosure of the Company’s confidential, sensitive and proprietary information, (b) competition with the Company, (c) solicitation of the Company’s customers, suppliers and vendors and (d) solicitation of the Company’s employees. Executive hereby affirms such obligations and acknowledges that such provisions shall remain in full force and effect in accordance with its terms. Moreover, Executive hereby represents and warrants that he will comply with the terms of such Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement.

9.
Non-Disparagement — Executive agrees that, except as may be required by law or court order, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission that is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other person or entity released herein. Further, the Company agrees that, except as may be required by law or court order, it will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Executive. The parties agree and understand that the Company’s obligations under this Paragraph extend only to the members of the Company’s Board of Directors, the Executive Officers of the Company and any employee of the Company who has been authorized by an Executive Officer to communicate, or perform any act or omission, on behalf of the Company with respect to Executive. The parties further agree that truthful statements made in connection with legal proceedings will not violate this provision.

10.	Non-Contact; Cooperation — Executive agrees that, following the termination of his employment with the Company:

(a)
Unless specifically requested or authorized by the Company’s Chief Executive Officer, Executive will not engage in any form of communication (whether initiated by Executive or others) with investors or potential investors, commercial bankers or other lenders, financial or industry analysts, investment bankers, or auditors or other financial professionals regarding the Company, the Company’s business or any aspect of Executive’s employment with the Company;

(b)
Unless specifically requested or authorized by the Company’s Chief Executive Officer, Executive will not contact any employee of the Company regarding the Company’s business or any aspect of Executive’s or such employee’s employment with the Company; and

(c)
Executive will cooperate with the Company, to the extent and as requested by the Company’s Chief Executive Office, in transitioning the management of the Company’s U.S. Financial and Online Services business and any other Company business.

11.
Applicable Law and Venue — THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF TRAVIS COUNTY, TEXAS.

12.
Severability — The fact that one or more Paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such Paragraphs of this Agreement.

13.
Entire Agreement; Amendments — This Agreement constitutes the entire agreement between Executive and the Company, and supersedes all prior oral or written negotiations and agreements with the Company, concerning the subject matter hereof; provided however, that as noted Paragraph 8 above, the provisions of the agreement described therein shall remain in full force and effect in accordance with its terms, and Executive shall remain subject to the obligations set forth therein. Executive understands and acknowledges that any breach of this Agreement or Executive’s continuing obligations under the agreement described in Paragraph 8 will entitle the Company to cease making the payments described in Paragraph 2 above, and recover any such payments previously made, in addition to any other remedies that may be available to the Company. This

Agreement may not be amended or modified except by a written agreement signed by Executive and the Company’s Chief Executive Officer.

14.
Certain Acknowledgments — Executive acknowledges (a) that he has carefully read this Agreement and is signing it voluntarily with full knowledge of its contents, (b) that he has been advised by counsel to the extent he deems necessary, appropriate or desirable and (c) that he understands and accepts all the terms of this Agreement.

15.
Consideration and Revocation Periods — Executive may take up to 21 days to consider this Agreement. Executive may use as much or as little of this period as he chooses before signing this Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, he must sign it and return it to the Company’s General Counsel on or before the expiration of the 21-day period referred to above or the Company’s withdrawal of the offer contained in this Agreement. By signing this Agreement, Executive acknowledges that he was afforded a period of at least 21 days from the date the Company’s proposal was presented to him in which to consider it. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to him, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the agreement. In addition, Executive has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Executive must notify the Company’s General Counsel of revocation in writing within seven days from the date Executive signed this Agreement.

In order for this Agreement to become effective, Executive must sign this Agreement in the space provided below and return it to the Company’s General Counsel on or before the close of business on January 5, 2013. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.

EZCORP, INC.

Date: December 4, 2012	By:	/s/ ANTHONY SANDERS
Anthony M. Sanders
Senior VP Human Resources

Date: December 14, 2012	By:	/s/ WILLIAM E. FOSSE
William E. Fosse

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